Exhibit 23.2

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Genesis Healthcare, Inc. for the registration of Class A Common Stock and to the incorporation by reference therein of our reports dated February 20, 2015, with respect to the consolidated financial statements and schedule of Genesis Healthcare, Inc., and the effectiveness of internal control over financial reporting of Genesis Healthcare, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

July 24, 2015